UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 13, 2026

CALIFORNIA BANCORP

(Exact name of registrant as specified in its charter)

California	001-41684	84-3288397
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12265 El Camino Real, Suite 210
San Diego, California	92310
(Address of principal executive offices)	(Zip Code)

(844) 265-7622

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered

Common Stock	BCAL	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On February 13, 2026, California BanCorp (the “Company”) and its wholly-owned bank subsidiary, California Bank of Commerce, N.A. (the “Bank”), entered into an Amended and Restated Employment Agreement with David I. Rainer (the “Employment Agreement”), effective as of March 1st, 2026 pursuant to which Mr. Rainer will continue to serve as Chairman of the Board and Chief Executive Officer of the Company and the Bank. The Employment Agreement amends and restates Mr. Rainer’s employment agreement with the Company and the Bank dated as of January 30, 2024.

The Employment Agreement provides that Mr. Rainer will serve as Chairman of the Board and Chief Executive Officer of the Company and the Bank until March 1, 2029. After expiration of this term, Mr. Rainer will continue to serve as a director of the Company and the Bank for one additional year with a base salary of the greater of $9,166.66 per month or the then current fees for members of the board of directors of the Company and the Bank. For his service as Chairman of the Board and Chief Executive Officer. Mr. Rainer will receive a base salary of $62,500 per month, subject to review and adjustment, but not reduction, at the discretion of the Board, and will be eligible to participate in the Company’s management incentive plan. The Company has agreed to grant Mr. Rainer a restricted share unit award equivalent to $1,200,000 of the Company’s common stock with a three-year vesting period, with 50% vesting on the second anniversary of the grant date and 50% vesting on the third anniversary of the grant date. Mr. Rainer will receive an automobile allowance of $1,500 per month and will be entitled to participate in Company Bank’s general benefit plans.

Mr. Rainer will be entitled to certain severance benefits in the event of certain terminations of his employment or his resignation for “good reason” as defined in the Employment Agreement. Generally, if Mr. Rainer is terminated without cause or he resigns for good reason he will be entitled to 12 months’ then current base salary and health insurance premiums for 12 months for himself and his dependents. If Mr. Rainer is terminated or resigns for good reason in the context of a change in control transaction, he will be entitled to 36 months’ of his then current base salary, plus three times the average of his aggregate annual bonus for the three prior calendar years, plus six months’ health insurance premiums for himself and his dependents.

The foregoing description of the Employment Agreement is not intended to be complete and is qualified in its entirety by reference to the Employment Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

Exhibit No.	Description

10.1	Employment Agreement by and among David I. Rainer, California BanCorp and California Bank of Commerce, N.A., dated as of February 13, 2026
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA BANCORP

Date: February 18, 2026	By:	/s/ Manisha K. Merchant
Manisha K. Merchant
Executive Vice President, Chief Legal Officer and Corporate Secretary